Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Skillsoft Corp. (f/k/a Churchill Capital Corp II) on Form S-1 of our report dated March 12, 2021, except for the effects of the restatement disclosed in Note 2 to the financial statements, as to which the date is May 10, 2021 with respect to our audits of the financial statements of Churchill Capital Corp II as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019 which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 2, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 6, 2021